VIASPACE Reports Financial Results for First-Quarter 2012

Gross Profit Increases 28% Over Prior Year
Net Loss Decreases 21% Over Prior Year

IRVINE, Calif. — May 15, 2012 —VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass crop, today reported financial results for the first-quarter ended March 31, 2012.

First-Quarter 2012 Financial Highlights

•	Total revenue for first-quarter 2012 was $588,000, compared with total revenue for first-quarter 2011 of $582,000, an increase of $6,000.

•	Gross profit was $155,000, compared to gross profit of $121,000 for first-quarter 2011, an increase of $34,000 or 28%.

•	Total operating expenses in 2012 were $885,000, including $840,000 of selling, general and administrative (SG&A) expense and $45,000 for operations. Total operating expenses for first-quarter 2011 were $909,000 and included $873,000 in SG&A and $36,000 for operations.

•	Operating loss for first-quarter 2012 was $730,000, compared to an operating loss of $788,000 in first-quarter 2011, a decrease of $58,000 or 7%.

•	Net loss was $668,000 in first-quarter 2012 compared to a net loss in first-quarter 2011 of $842,000, a decrease of $174,000 or 21%.

•	Net loss per share for first-quarter 2012 and first-quarter 2011 were both less than $0.01 per share

VIASPACE Chief Executive Dr. Carl Kukkonen stated: “We saw an 8% increase in framed-artwork sales during the first-quarter of 2012 and we also recorded grass revenues from Giant King Grass related contracts. The company is pursuing growth through additional opportunities for our framed art with our loyal existing customers, as well as new customers and partners for our biomass energy business.”

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. For more information, please go to www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2011, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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